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                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Landmark Bank
Lebanon, New Hampshire  03766


We consent to the use in the Registration Statement on Form S-4 of New Hampshire Thrift Bancshares, Inc. of our report included herein dated February 23, 1996 relating to the consolidated balance sheet of Landmark Bank and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995.

We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement - Prospectus.



September 23, 1996
White River Junction, Vermont                   /s/ A.M. Peisch & Company